Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-221950, 333-209737, 333-182740 and 333-208586) and in the Registration Statements on Form S-8 (File Nos. 333-219788, 333-210737, 333-182992, 333-188709, 333-191733 and 333-195165) of Aevi Genomic Medicine, Inc. (formerly Medgenics Inc.) of our report dated Febuary 26, 2016, with respect to the consolidated financial statements of Aevi Genomic Medicine, Inc. included in this Annual Report of Aevi Genomic Medicine, Inc. (Form 10-K) for the year ended December 31, 2017.

Haifa, Israel	/s/ KOST FORER GABBAY & KASIERER
March 13, 2018	A Member of Ernst & Young Global